Exhibit 3.9

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS ON FILE OF “HUNTER AVIATION, LLC” AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

CERTIFICATE OF FORMATION, FILED THE TWENTY-EIGHTH DAY OF OCTOBER, A.D. 2011, AT 3:58 O’CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID CERTIFICATES ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID LIMITED LIABILITY COMPANY, “HUNTER AVIATION, LLC”.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State
5058564 8100H	AUTHENTICATION: 9559891

120534211	DATE: 05-09-12
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:58 PM 10/28/2011
FILED 03:58 PM 10/28/2011
SRV 111147361 - 5058564 FILE

CERTIFICATE OF FORMATION

OF

HUNTER AVIATION, LLC

THE UNDERSIGNED, an authorized person, for the purpose of forming a limited liability company under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

1.                                           The name of the limited liability company is Hunter Aviation, LLC (the “Company”).

2.                                           The address of the registered office and the name of the registered agent of the Company for service of process at such address, as required to be maintained by § 18-104 of the Delaware Limited Liability Company Act, are as follows:

Corporation Service Company
2711 Centerville Road, Suite 400
Wilmington, New Castle County, Delaware 19808

IN WITNESS WHEREOF, the undersigned as hereunto set his hand this 28th day of October, 2011.

/s/ Paul Johnston
Paul Johnston, Authorized Person